SECURITIES AND EXCHANGE COMMISSION

                               Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934

                 Date of Report (Date of earliest event reported)
                                  May 13, 1998
                                  ------------

                              Monarch Avalon, Inc.
                              -------------------
            (Exact name of registrant as specified in its charter)


                 Delaware               0-8512            52-1073628
              ---------------       --------------     ------------------
              (State or other       (Commission        (IRS Employer
              jurisdiction of       file number)       Identification No.)


            4517 Harford Road, Baltimore, Maryland           21214
            -------------------------------------------------------
            (Address of principal executive office)      (Zip Code)


         Registrant's telephone number, including area code, (410) 254-9200

Item 5.  Other Events


Nasdaq National Market Listing

The Company is currently not in compliance with the Market Value of Public Float requirement of the Nasdaq Stock Market (the "Nasdaq") for continued listing of the Company's common stock on the Nasdaq National Market. In the event the Company does not meet such requirement for at least 10 consecutive trade days prior to May 28, 1998, the Company expects that the Nasdaq will issue a delisting letter on or about such date. The Company currently does not expect to meet the Market Value of Public
Float requirement for 10 consecutive trade days prior to May 28, 1998. Accordingly, the Company has applied for transfer of the Company's stock listing to the Nasdaq SmallCap Market. The Company believes that it currently meets the requirements for continued listing on the Nasdaq SmallCap Market; however, there can be no assurance that the Company's application will be approved and, if approved, that the Company will continue to meet the Nasdaq SmallCap Market's continued listing require-ments in the future. In the event that the Company does not qualify for listing on the Nasdaq SmallCap Market, the Company will consider listing the common stock on a regional exchange. If the Company is unable to comply with the Nasdaq SmallCap Market listing requirements or the listing requirements of a regional exchange and the common stock is delisted from the Nasdaq National Market, there can be no assurance that a market in the Company's common stock will be available. If available, such market would likely be on the Nasdaq Bulletin Board or Pink Sheets which are sometimes characterized by sporadic trading and increased spreads between bid and ask price. The absence of a public market for the common stock or a limited market on the Nasdaq Bulletig Board or the Pink Sheets could limit the ability of investors to sell their shares and could have a material adverse effect on the share price of the Company's common stock.

                              SIGNATURES
                              ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  MONARCH AVALON, INC.


Date:  May 13, 1998              By: /s/ A. Eric Dott
                                     -----------------------------------
                                     A. Eric Dott, Chairman of the Board